Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the inclusion in this annual report on Form 40-F of ACE Aviation Holdings Inc. (“ACE”) of our report dated February 7, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 40-F.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-129248) and on Form F-10 (No. 333-142272) of ACE of our report dated February 7, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 40-F.  We also consent to the reference to us under the heading "Attestation Report of the Registered Public Accounting Firm" in this Form 40-F.

/S/ PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

Montreal, Canada

February 7, 2008